EXHIBIT 10.15

AMENDMENT 1

TO LOAN AGREEMENT

This Amendment to Loan Agreement (the “Amendment”) is made and entered into as of April 1, 2016, by and between Biodyne Holding SA, a Swiss corporation (the “Lender”) and Hancock Jaffe Laboratories, Inc., a Delaware corporation, (the “Borrower”).

RECITALS

WHEREAS, the Lender and the Borrower are party to a Loan Agreement, dated as of June 30, 2015 (the “Loan Agreement”) and Convertible Promissory Notes with the right of transfer as determined by the Lender in accordance with Section 4 of the Loan Agreement.

WHEREAS, the Lender and the Borrower desire to amend the Loan Agreement to provide for repayment of the Note and any unpaid accrued interest thereon through the issuance of common shares of the Borrower, at the sole discretion of the Lender, but not later than August 31, 2016.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	Section 5.5 of the Loan Agreement is hereby added:

At the sole discretion of the Lender, the Loan, plus any unpaid accrued interest, may be paid by the Borrower through the issuance of common shares of the Borrower. Lender and Borrower agree that the price per share shall be based on the valuation of the Borrower as established for the Borrower’s current Series A Preferred Stock Offering. Such valuation is set at $5.00 per share.

2.        Except as herein amended, all provisions of the Loan Agreement shall remain in full force and effect.

3.        This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Loan Agreement as of the date first written above.

“LENDER”

Biodyne Holding SA

By:
Yury Zhivilo, Managing Director

“BORROWER”

HANCOCK JAFFE LABORATORIES, INC.

By:
William Abbott, Chief Financial Officer

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